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Exhibit 99.4

                  MIV CALLED TO TRADE ON BERLIN STOCK EXCHANGE

June 5, 2003: MIV Therapeutics Inc. (MIVT.OB :OTC BB) is pleased to announce the commencement of trading on the Berlin Stock Exchange under the symbol MIV.BE and German Cusip No.798618.

Mr. Alan Lindsay, Chairman, President and CEO of MIV Therapeutics stated, "The listing in Germany is an important event as our company will benefit from increased exposure to the European capital markets. European investors are showing a great deal of interest in MIV Therapeutics and will now have easier access to trade the company's shares.

Mr. Lindsay added, "We expect the stent industry will experience vertical growth with the development of coatings and therapeutics for stent delivery systems. MIV is well positioned to take advantage of this opportunity with its unique proprietary hydroxyapatite (Hap) stent coating technology. We intend to be aggressively represented in Europe and North America by linking these complementary markets."

ABOUT MIV THERAPEUTICS MIV

Therapeutics is developing a new generation of advanced biocompatible stent coatings and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

MIV recently announced a significant milestone by successfully passing an independent animal trial of its unique hydroxyapatite (HAp) stent coating. The trial, "Thrombogenicity Assay in Dogs", conducted to evaluate any evidence of clotting in the blood stream, was performed by Toxikon Corporation in Bedford, Massachusetts.

Dr. Tom Troczynski, MIV's Vice-President of Coatings Development and a world expert on ceramic coatings, was recently awarded a Natural Sciences and Engineering Research Council of Canada (NSERC) Collaborative Research and Development grant to develop HAp coatings for stents. A subsequent transfer of technology from a university-based research lab to MIV's manufacturing facility has enabled engineering staff to optimize the process control parameters that determine the uniformity, consistency, re-producibility and porosity of the HAp coating.

MIV's manufacturing facility maintains a comprehensive QA (Quality Assurance) system which meets the guidelines of ISO 9001 (1994) and ISO 13485 (1996) requirements, complies with applicable FDA guidelines and GMP requirements. MIV has also developed a line of proprietary coronary stents and is capable of private label manufacturing and out-sourcing.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE INDICATED BY WORDS OR PHRASES SUCH AS "CAN," "SUGGEST," AND "INTEND." THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN FORWARD- LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. PLEASE SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING, WITHOUT LIMITATION, THE COMPANY'S RECENT FORM 10-K AND FORM 10-QS, WHICH IDENTIFY SPECIFIC FACTORS THAT MAY CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.